Exhibit 10.5

SPANSION INC. 2007 EQUITY INCENTIVE PLAN

APPENDIX

1. Special Provisions for Persons who are Israeli Taxpayers

1.1 This Appendix (the “Appendix”) to the Spansion Inc. 2007 Equity Incentive Plan (the “Plan”) is effective as of September 11, 2008 (the “Effective Date”).

1.2 The provisions specified hereunder apply only to persons who are subject to taxation by the State of Israel with respect to awards granted under the Plan (“Awards”).

1.3 The purpose of this Appendix is to establish certain rules and limitations applicable to Awards that may be granted under the Plan from time to time, in compliance with the securities and other applicable laws currently in force in the State of Israel. Except as otherwise provided by this Appendix, all Awards made pursuant to this Appendix shall be governed by the terms of the Plan. This Appendix is applicable only to Awards made after the Effective Date. This Appendix complies with, and is subject to the ITO and Section 102.

1.4 The Plan and this Appendix shall be read together. In any case of contradiction, whether explicit or implied, between the provisions of this Appendix and the Plan, the provisions of this Appendix shall govern.

1.5 This Appendix shall apply with respect to the Awards described in Article 5 of the Plan, solely to the extent that the Administrator shall determine that such Awards are appropriate for Israeli taxpayers and consistent with the requirements of the ITO and other applicable law, and subject to the Administrator’s determination whether such Awards qualify as 102 Trustee Awards.

1.6 To avoid doubt, for the purpose of U.S. tax laws (to the extent applicable) Options granted under this Appendix will be considered nonqualified stock options (an option not intended to be an ISO) for the purposes of the (U.S.) Code.

2. Definitions

Capitalized terms not otherwise defined herein shall have the meaning assigned to them in the Plan. The following additional definitions will apply to Awards made pursuant to this Appendix:

“3(i) Option” means an option that is subject to taxation pursuant to Section 3(i) of the ITO which has been granted to any person who is not an Eligible 102 Participant.

“102 Capital Gains Track” means the tax alternative set forth in Section 102(b)(2) of the ITO pursuant to which income resulting from the sale of Shares is taxed as a capital gain.

“102 Capital Gains Track Award” means a 102 Trustee Award qualifying for the special tax treatment under the 102 Capital Gains Track.

“102 Ordinary Income Track” means the tax alternative set forth in Section 102(b)(1) of the ITO pursuant to which income resulting from the sale of shares is taxed as ordinary income.

“102 Ordinary Income Track Award” means a 102 Trustee Award qualifying for the ordinary income tax treatment under the 102 Ordinary Income Track.

“102 Trustee Award” means an Award granted pursuant to Section 102(b) of the ITO and held in trust by a Trustee for the benefit of the Participant, and includes both 102 Capital Gains Track Awards and 102 Ordinary Income Track Awardss.

“Affiliate” as used in this Appendix, shall mean any affiliate that is an “employing company” within the meaning of Section 102(a) of the ITO.

“Award Agreement” means an agreement, in written or electronic format, in a form determined by the Administrator, between the Company and the recipient of an Award evidencing terms and conditions consistent with the Plan and the Appendix that are applicable to the Award.

“Controlling Shareholder” as defined under Section 32(9) of the ITO, means an individual who prior to the subject Award or as a result of the exercise of any Option, holds or would hold, directly or indirectly, in his name or with a relative (as defined in the ITO) (i) 10% of the outstanding shares of the Company, (ii) 10% of the voting power of the Company, (iii) the right to hold or purchase 10% of the outstanding equity or voting power, (iv) the right to obtain 10% of the “profit” of the Company (as defined in the ITO), or (v) the right to appoint a director of the Company.

“Election” means the Corporation's choice of the type (as between capital gains track or ordinary income track) of 102 Trustee Awards it will make under the Plan, as filed with the ITA.

“Eligible 102 Participant” means an employee of an Affiliate or an individual who is serving as a director or an office holder of an Affiliate, who is not a Controlling Shareholder.

“Israeli Fair Market Value” shall mean with respect to 102 Capital Gains Track Awards only, for the sole purpose of determining tax liability pursuant to Section 102(b)(3) of the ITO, if at the date of grant the Company’s shares are listed on any established stock exchange or a national market system or if the Company’s shares will be registered for trading within ninety (90) days following the grant date , the fair market value of the shares at the grant date shall be determined in accordance with the average value of the Company’s shares on the thirty (30) trading days preceding the grant date or on the thirty (30) trading days following the date of registration for trading, as the case may be.

“ITA” means the Israeli Tax Authorities.

“ITO” means the Israeli Income Tax Ordinance (New Version) 1961 and the rules, regulations, orders or procedures promulgated thereunder and any amendments thereto, including specifically the Rules, all as may be amended from time to time.

“Non-Trustee Award” means an Award granted to an Eligible 102 Participant pursuant to Section 102(c) of the ITO and not held in trust by a Trustee.

“Option” means a right to purchase shares granted under the Plan, and subject to the terms specified in the Plan, the Appendix and the applicble Award Agreement.

“Required Holding Period” means the requisite period prescribed by the ITO and the Rules, or such other period as may be required by the ITA, with respect to 102 Trustee Awards, during which those awards must be held by the Trustee for the benefit of the person to whom it was granted. As of the Effective Date, the Required Holding Period for 102 Capital Gains Track Awards is 24 months from the date of grant.

“Restricted Stock Unit” (“RSU”) means a promise by the issuer of a share of stock after all applicable restrictions, including vesting restrictions, are met, and subject to the terms of the Plan, the Appendix and the applicable Award Agreement.

“Rules” means the Income Tax Rules (Tax Benefits in Share Issuance to Employees) 5763-2003.

“Section 102” shall mean the provisions of Section 102 of the ITO, as amended from time to time, including most recently by the Law Amending the Income Tax Ordinance (Number 132), 2002, effective as of January 1, 2003 and the Law Amending the Income Tax Ordinance (Number 147), 2005.

“Trustee” means a person or entity designated by the Corporation to serve as a trustee and approved by the ITA in accordance with the provisions of Section 102(a) of the ITO.

3. Types of Awards and Section 102 Election

3.1 Awards made pursuant to Section 102 shall be made pursuant to either (a) Section 102(b)(2) of the ITO as 102 Capital Gains Track Awards or (b) Section 102(b)(1) of the ITO as 102 Ordinary Income Track Awards. The Corporation’s Election regarding the type of 102 Trustee Award it chooses to make shall be filed with the ITA. Once the Corporation has filed such Election, it may change the type of 102 Trustee Award that it chooses to make only after the passage of at least 12 months from the end of the calendar year in which the first Award was made in accordance with the previous Election, in accordance with Section 102. For the avoidance of doubt, such Election shall not prevent the Corporation from granting Non-Trustee Awards to Eligible 102 Participants at any time.

3.2 Eligible 102 Participants may receive only 102 Trustee Awards or Non-Trustee Awards under this Appendix. Participants who are not Eligible 102 Participants are not eligible for 102 Trustee Awards or otherwise subject to Section 102 of the ITO.

3.3 No 102 Trustee Award may be made effective pursuant to this Appendix until 30 days after the requisite filings required by the ITO and the Rules have been made with the ITA.

3.4 The Award Agreement shall indicate whether the Award is a 102 Trustee Award, a Non-Trustee Award or a 3(i) Award; and, if the Award is a 102 Trustee Award, whether it is a 102 Capital Gains Track Award or a 102 Ordinary Income Track Award.

4. Terms And Conditions Of 102 Trustee Awards

4.1 Each 102 Trustee Award will be deemed granted on the date stated in a written notice by the Corporation, provided that all requirements set forth in this Appendix are met.

4.2 Each 102 Trustee Award granted to an Eligible 102 Participant and, if applicable, each certificate for shares acquired pursuant to a 102 Trustee Award, shall be issued to and registered in the name of a Trustee and shall be held in trust for the benefit of the 102 Eligible Participant for the Required Holding Period. After termination of the Required Holding Period, the Trustee may release such Award and any such shares, provided that (i) the Trustee has received an acknowledgment from the ITA that the Eligible 102 Participant has paid any applicable tax due pursuant to the ITO or (ii) the Trustee and/or the Corporation or its Affiliate withholds any applicable tax due pursuant to the ITO. The Trustee shall not release any 102 Trustee Award or shares prior to the full payment of the Eligible 102 Participant’s tax liabilities.

4.3 Each 102 Trustee Award (whether a 102 Capital Gains Track Award or a 102 Ordinary Income Track Award, as applicable) shall be subject to the relevant terms of Section 102 and the ITO, which shall be deemed an integral part of the 102 Trustee Award and shall prevail over any term contained in the Plan, this Appendix or any Award Agreement that is not consistent therewith. Any provision of the ITO and any approvals by the Income Tax Commissioner not expressly specified in this Appendix or any document evidencing an Award that are necessary to receive or maintain any tax benefit pursuant to Section 102 shall be binding on the Eligible 102 Participant. The Trustee and the Eligible 102 Participant granted a 102 Trustee Award shall comply with the ITO, and the terms and conditions of the Trust Agreement entered into between the Corporation and the Trustee. For avoidance of doubt, it is reiterated that compliance with the ITO specifically includes compliance with the Rules. Further, the Eligible 102 Participant agrees to execute any and all documents which the Corporation or the Trustee may reasonably determine to be necessary in order to comply with the provision of any applicable law, and, particularly, Section 102.

4.4 During the Required Holding Period, the Eligible 102 Participant shall not require the Trustee to release or sell shares, including shares received subsequently following any realization of rights derived from shares or other Awards (including stock dividends) to the Eligible 102 Participant or to a third party, unless permitted to do so by applicable law. Notwithstanding the foregoing, the Trustee may, pursuant to a written request and subject to applicable law, release and transfer such shares to a designated third party, provided that both of the following conditions have been fulfilled prior to such transfer: (i) all taxes required to be paid upon the release and transfer of the shares have been withheld for transfer to the tax authorities and (ii) the Trustee has received written confirmation from the Corporation that all requirements for such release and transfer have been fulfilled according to the terms of the Corporation’s corporate documents, the Plan, any applicable agreement and any applicable law. To avoid doubt such sale or release during the Required Holding Period will result in different tax ramifications to the Eligible 102 Participant under Section 102 of the ITO and the Rules and/or any other regulations or orders or procedures promulgated thereunder, which shall apply to and shall be borne solely by such Eligible 102 Participant.

4.5 In the event a stock dividend is declared and/or additional rights are granted with respect to shares which derive from Awards granted as 102 Trustee Awards, such dividend and/or rights shall also be subject to the provisions of this Section 4 and the Required Holding Period for such dividend shares and/or rights shall be measured from the commencement of the Required Holding Period for the Award with respect to which the dividend was declared and/or rights granted. In the event of a cash dividend on shares, the Trustee shall transfer the dividend proceeds to the Eligible 102 Participant after deduction of taxes and mandatory payments in compliance with applicable withholding requirements. To avoid doubt, if an Eligible 102 Participant is granted a dividend equivalent as a result of an Award granted as a 102 Trustee Award, the qualification of the dividend equivalent as a 102 Trustee Award shall be subject to the express approval of the ITA.

4.6 If an Award granted as a 102 Trustee Award is exercised during the Required Holding Period or shares are issued upon vesting of an Award, the shares issued upon such exercise shall be issued in the name of the Trustee for the benefit of the Eligible 102 Participant. If such shares are issued after the Required Holding Period has elapsed, the shares issued upon such exercise shall, at the election of the Eligible 102 Participant, either (i) be issued in the name of the Trustee, or (ii) be transferred to the Eligible 102 Participant directly, provided that the Eligible Person first complies with all applicable provisions of the Plan.

4.7 To avoid doubt, notwithstanding anything to the contrary in the Plan, no Award qualifying as a 102 Trustee Award shall be substituted for payment in cash or any other form of consideration, including options or shares, in the absence of the express approval of the ITA in advance for such substitution.

5. Assignability

As long as an Award or shares are held by the Trustee on behalf of the Eligible 102 Participant, all rights of the Eligible 102 Participant over the Award or shares are personal, can not be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.

6. Tax Consequences

6.1 Any tax consequences arising from the grant or exercise of any Award, from the payment for shares covered thereby, or from any other event or act (of the Corporation, and/or its Affiliates, and the Trustee or the 102 Eligible Participant), hereunder, shall be borne solely by the 102 Eligible Participant. The Corporation and/or its Affiliates, and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the 102 Eligible Participant shall agree to indemnify the Corporation and/or its Affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the 102 Eligible Participant. The Corporation or any of its Affiliates and the Trustee may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of all taxes required by law to be withheld with respect to Awards granted under the Plan and the exercise or vesting or sale thereof, including, but not limited, to (i) deducting the amount so required to be withheld from any other amount then or thereafter payable to an 102 Eligible Participant, and/or (ii) requiring an 102 Eligible Participant to pay to the Corporation or any of its Affiliates the amount so required to be withheld as a condition of the issuance, delivery, distribution or release of any shares, and/or (iii) by causing the exercise of options and/or the sale of shares held by or on behalf of an 102 Eligibile Participant to cover such liability, up to the amount required to satisfy minimum statuary withholding requirements. In addition, the 102 Eligible Participant will be required to pay any amount which exceeds the tax to be withheld and transferred to the tax authorities, pursuant to applicable tax laws, regulations and rules.

6.2 With respect to Non-Trustee Awards, if the 102 Eligible Participant ceases to be employed by the Corporation or any Affiliate, the Eligible 102 Participant shall extend to the Corporation and/or its Affiliate a security or guarantee for the payment of tax due at the time of sale of shares to the satisfaction of the Corporation, all in accordance with the provisions of Section 102 of the ITO and the Rules.

7. Governing Law and Jurisdiction

Notwithstanding any other provision of the Plan, with respect to Awards that are subject to this Appendix, the Plan and all instruments issued thereunder or in connection therewith, including Award Agreements, shall be governed by, and interpreted in accordance with, the laws of the State of Israel applicable to contracts made and to be performed therein.

8. Securities Laws

Without derogation from the provisions of the Plan, all Awards subject tothis Appendix shall be subject to compliance with the Israeli Securities Law, 1968, and the rules and regulations promulgated thereunder.